 Exhibit 10.1

PROMISSORY NOTE

U.S.      $145,000                                                                                                                                                                                                                                                                    December 16, 2003

        FOR VALUE RECEIVED, Essentially Your Industries, Inc. ("Borrower") promises to pay to the order of Safe ID Corporation ("Holder") at 1700 Varsity Estate Drive NW, Unit B3, Calgary, Alberta T3B 2W9, or such other place as Holder may designate, the principal sum of One Hundred Forty-Five Thousand U.S. Dollars, together with interest as hereinafter described and any additional sums or payments provided for in this Note.

                1.         Interest.         The principal balance of this Note shall bear interest from and after the date hereof at the rate of Six Percent (6%) per annum; provided that, following an event of default as described in Section 3 below, interest shall accrue at the rate of ten percent (10%) per annum until such time as the event of default has been cured, and the payment of the default interest hereunder shall be a condition precedent to the curing of any event of default.

                2.         Maturity Date.         Unless Holder agrees to extend the maturity date hereof, the unpaid principal balance outstanding hereunder, together with all accrued but unpaid interest shall be due and payable in full on February 15, 2004.

                3.         Events of Default.        At the option of the Holder, the unpaid principal balance of this Note, and any additional payments and accrued interest thereon, shall at once become due, payable and collectible, upon the occurrence of any of the following events, each of which shall be deemed to be an event of default hereunder:

a.        Borrower's failure to make any payment of principal, interest, additional payments or other charges when and as they become due under this Note;

b.        the breach or violation by Borrower of any provision or covenant contained herein, which breach is not cured within ten (10) days after receiving notice from Holder of such breach;

c.        the filing by Borrower of this Note in any court of a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of the property of Borrower, or if Borrower petitions for or enters into an arrangement for the benefit of creditors, or if a petition in bankruptcy is filed against Borrower which is not discharged within sixty (60) days thereafter; or

d.         the sale or transfer of the controlling interest or the majority beneficial interest in Borrower, or the liquidation, dissolution, or termination of Borrower.

        4.         Costs of Collection.         Holder shall be entitled to collect, and Borrower shall pay to Holder, reasonable costs and expenses incurred by Holder in the enforcement of its rights hereunder or in the collection of any amounts due hereunder, including, but not limited its reasonable attorneys' fees and court costs.

        5.        Application of Payments.         Payments received for application to this Note shall be applied in the following priority:

a.         first, to the payment of late charges, if any;

b.         second, to the payment of accrued interest; and

c.         finally, to the reduction of the principal amount remaining hereunder until such time as the Note is paid in full.

        6.         Prepayment.         Borrower may prepay the entire principal amount outstanding under this Note, in whole or in part, at any time without penalty. Any partial prepayment shall be applied against the principal amount outstanding and shall not postpone the due date or change the amounts of any subsequent payments becoming due hereunder.

        7.         Usury.         In no event shall the amount paid, or agreed to be paid, to Holder for the interest rate charged hereunder exceed the maximum amount permissible by applicable law. If the performance or fulfillment of any provision under this Note shall result in interest exceeding the limit for interest prescribed by law, then the amount of such interest shall be reduced to such limit. If Holder should receive as interest an amount which exceeds the limit for interest, the amount which would be excessive interest shall be applied to the reduction of the principal balance owing hereunder or, at the option of Holder, shall be paid over to Borrower.

        8.         No Assignment.         This Note shall be binding upon Borrower and Holder and their respective successors and assigns and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, Borrower shall not be permitted to assign its rights and obligations hereunder without the prior written consent of Holder. Whenever a reference to Borrower or Holder is made in this Agreement, such reference shall be deemed to include a reference to the successors and permitted assigns of Borrower or Holder.

        9.         Waiver of Notices.         Borrower hereby waives presentment, notice of dishonor and protest and agrees to any extensions of time of payment and partial payments before, at, or after maturity.

        10.         Notices.         Any notice to Borrower provided for in this Note shall be in writing and shall be given and be effective upon (1) delivery to Borrower or (2) mailing such notice by first-class U.S. mail, addressed to Borrower at Borrower's address stated below, or to such other address as Borrower may designate by notice to Holder. Any notice to Holder shall be in writing and shall be given and be effective upon (1) delivery to Holder or (2) by mailing such notice by first-class U.S. mail, to Holder at the address stated in the first paragraph of this Note, or to such other address as Holder may designate by notice to Borrower.

        11.         Waiver.         No delay or omission on the part of Holder in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or any other right or remedy hereunder. A waiver of one condition shall not be construed as a bar or waiver of any such right or remedy on any future occasion.

        12.         Governing Law.         Borrower and each endorser, surety, guarantor, and any other person who may become liable for any part of the obligation secured under this Note agree that that the loan evidenced by this Note is made in the state of Nevada and the provisions hereof will be construed in accordance with the laws of the State of Nevada. Such parties further agree that, in the event of default, this Note may be enforced in any court of competent jurisdiction in the State of Nevada, and the do hereby submit to the jurisdiction of such court regardless of their residence or where this Note or any endorsement hereof may be executed.

        13.         Severability.         Invalidation of any of the provisions of this Note or of any paragraph, sentence, clause, phrase or word herein, or the application thereof in any given circumstance, shall not affect the validity of the remainder of this Note.

ESSENTIALLY YOURS INDUSTRIES, INC.

/s/ Dori O'Neill Dori O'Neill, Chief Operating Officer and Executive Vice President